Exhibit 4.6

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREUNDER AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

RELIANT PHARMACEUTICALS, INC.

COMMON STOCK PURCHASE WARRANT

Warrant No.	Dated of Issue: April , 2005

Reliant Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, [                                ], or its permitted registered successors and assigns (“Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of [                    ] shares of common stock, $.01 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”). The initial “Exercise Price” for Warrant Shares shall be $20.00/share and shall be subject to adjustment from time to time as provided in Section 7. The Holder may acquire Warrant Shares under this Warrant at such times as is provided for in Section 3(a) hereof.

This Warrant is issued by the Company to the Holder in connection with that certain Third-Lien Credit and Guaranty Agreement, dated as of April     , 2005, among the Company, certain subsidiaries of the Company, various lenders, and Goldman Sachs Credit Partners, L.P. (the “Third-Lien Credit Agreement”).

This Warrant shall be subject to the following terms and conditions:

1. Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. Except as provided in Section 2 below, the Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

2. Transferability; Registration of Transfers and Exchanges.

(a) Each Holder of this Warrant acknowledges that this Warrant, the Warrant Stock and the Common Stock of the Company have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”). Each Holder agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant, any Warrant Shares issued upon its exercise or any other Common Stock of the Company in the absence of (i) an effective registration statement under the Securities Act as to this Warrant, such Warrant Shares or such Common Stock and registration or qualification of this Warrant, such Warrant Shares or such Common Stock under any applicable United States federal or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

(b) Subject to the provisions of Section 2(a) hereof and the terms of the Stockholders’ Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed Form of Assignment attached hereto at the principal office of the Company. Transfer of the Warrant, in whole or in part, shall not effect the Holder’s interest and/or rights in and obligations under the Third-Lien Credit Agreement.

(c) The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Transfer Agent or to the Company at its address for notice set forth in Section 10. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance of such transferee of all of the rights and obligations of a holder of a Warrant.

(d) This Warrant is exchangeable, upon the surrender hereof by the Holder to the office of the Company at its address for notice set forth in Section 10 for one or more New Warrants, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder. Any such New Warrant will be dated the date of such exchange.

(e) This Warrant has been issued subject to certain investment representations of the original Holder set forth in the Third Lien Credit Agreement and may only be transferred or exchanged in compliance with the transfer restrictions contained therein.

(f) As a condition to the initial exercise of this Warrant (or any New Warrant), Holder shall execute a joinder to the Stockholders’ Agreement of the Company, if any, as then in effect (the “Stockholders’ Agreement”), agreeing to be bound as a stockholder holding Common Stock thereunder.

(g) The Company shall use its commercially reasonable efforts to amend the Second Amended and Restated Registration Rights Agreement of the Company dated as of September 25, 2003 (as the same may be amended from time to time, the “Registration Rights Agreement”) to include the Warrant Shares in the definition of Warrant Units thereunder. In the event that the Company is not successful in effecting such amendment within ninety (90) days following the date hereof, then within one hundred and twenty (120) days following the date hereof, the Company shall enter into a new registration rights agreement with respect to the Warrant Shares with the holders of Warrants issued pursuant to or in connection with the Third Lien Credit Agreement on terms substantially similar to the Registration Rights Agreement (the “New RRA”). The Holder, once he or it executes a joinder to the Registration Rights Agreement or the New RRA, as applicable, shall be entitled to registration rights in respect of the Warrant Shares pursuant to the terms and conditions of that certain Registration Rights Agreement or the New RRA, as applicable

3. Duration and Exercise of Warrants.

(a) This Warrant shall be exercisable by the registered Holder on any business day before 5:00 P.M. Eastern time, and from time to time from and after the date hereof and through and including April     , 2015 (the “Expiration Date”). At 5:00 P.M., Eastern time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. Prior to the Expiration Date, the Company may not call or otherwise redeem this Warrant without the prior written consent of the Holder.

(b) Upon surrender of this Warrant, with the Form of Election to Purchase attached hereto and a joinder to the Stockholders Agreement as required by Section 2(f) above each duly completed and signed, to the Company at its address for notice set forth in Section 10 and upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder, in the manner provided hereunder, all as specified by the Holder in the Form of Election to Purchase, the Company shall promptly (but in no event later than five (5) business days after the Date of Exercise (as defined herein)) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends except (i) either in the event that a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective or the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (ii) if this Warrant shall have been issued pursuant to a written agreement between the original Holder and the Company, as required by such agreement or (iii) as provided in the Stockholders Agreement or the Registration Rights Agreement or New RRA, as applicable. Any person so designated by the Holder to receive Warrant Shares shall be deemed to have become the holder of record of such Warrant Shares as of the Date of Exercise of this Warrant.

(c) A “Date of Exercise” means the date on which the Company shall have received (i) this Warrant (or any New Warrant, as applicable) with the Form of Election to Purchase attached hereto (or attached to such New Warrant) appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares so indicated by the Holder hereof to be purchased.

(d) This Warrant shall be exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares representing not less than 10% of the original Warrant Shares or such lesser amount as is then remaining available for exercise. If less than all of the Warrant Shares which may be purchased under this Warrant are purchased at any time, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares for which no exercise has been evidenced by this Warrant.

4. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the issuance of Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

5. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and indemnity, if requested, satisfactory to it. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable charges as the Company may prescribe.

6. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other actual or contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 7). The Company covenants that all Warrant Shares that shall be so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

7. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 7. Upon each such adjustment of the Exercise Price pursuant to this Section 7, the Holder shall thereafter prior to the Expiration Date be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of Warrant Shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(a) If the Company, at any time while this Warrant is outstanding, (i) shall pay a stock dividend (except scheduled dividends paid on preferred stock which contain a stated dividend rate) or otherwise make a distribution or distributions on shares of its Common Stock or on any other class of capital stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then the Exercise Price shall be multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination, and shall apply to successive subdivisions and combinations.

(b) In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then the Holder shall have the right thereafter to exercise this Warrant only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property equal to the amount of Warrant Shares such Holder would have been entitled to had such Holder exercised this Warrant immediately prior to such reclassification or share exchange. The terms of any such reclassification or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this Section 7(b) upon any exercise following any such reclassification or share exchange.

(c) If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock (and not to the Holder of this Warrant) evidences of its indebtedness or assets (including cash) or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 7(a), (b) and (d)), then in each such case the Exercise Price shall be determined by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction the numerator of which shall be the Exercise Price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors of the Company in good faith and the denominator of which shall be the Exercise Price determined as of the record date mentioned above.

(d) If the Company or any subsidiary thereof, as applicable with respect to Common Stock Equivalents (as defined below), at any time while this Warrant is outstanding, shall issue shares of Common Stock or rights, warrants, options or other securities or debt that is convertible into or exchangeable for shares of Common Stock (“Common Stock Equivalents”), to any Person (other than the Holder of this Warrant), entitling such Person to acquire shares of Common Stock at a price per share less than the Exercise Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price), then the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Common Stock or such Common Stock Equivalents plus the number of shares of Common Stock which the offering price for such shares of Common Stock or Common Stock Equivalents would purchase at the Exercise Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable, provided that for purposes hereof, all shares of Common Stock that are issuable upon conversion, exercise or exchange of Common Stock Equivalents shall be deemed outstanding immediately after the issuance of such Common Stock Equivalents. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. However, upon the expiration of any Common Stock Equivalents the issuance of which resulted in an adjustment in the Exercise Price pursuant to this Section, if any such Common Stock Equivalents shall expire and shall not have been exercised, the Exercise Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Exercise Price made pursuant to the provisions of this Section after the issuance of such Common Stock Equivalents) had the adjustment of the Exercise Price made upon the issuance of such Common Stock Equivalents been made on the basis of offering for subscription or purchase only that number of shares of the Common Stock actually purchased upon the exercise of such Common Stock Equivalents actually exercised. The foregoing shall not apply to any (i) issuances of securities as consideration in a merger, consolidation or acquisition of assets, or in connection with any strategic partnership or joint venture, or as consideration for the acquisition of a business, product or license by the Company, (ii) the issuance of securities upon the exercise or conversion of the Company’s options, warrants or other convertible securities outstanding as of the date hereof, or (iii) the grant of options or warrants, or the issuance of additional securities, under any duly authorized Company stock option, restricted stock plan or stock purchase plan for the benefit of the Company’s employees.

(e) In case of any (1) merger or consolidation of the Company with or into another Person, or (2) sale by the Company of more than fifty percent 50% of the assets of the Company (based upon their then fair market value) in one or a series of related transactions, the Holder shall have the right at all times from and after the date of such merger, sale or consolidation, as the case may be, to and including the Expiration Date, to exercise this Warrant for the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock immediately following such merger, consolidation or sale, and the Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the Common Stock for which this Warrant could have been exercised immediately prior to such merger, consolidation or sales would have been entitled. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(f) For the purposes of this Section 7, the following clauses shall also be applicable:

(i) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock or in securities convertible or exchangeable into shares of Common Stock, or (B) to subscribe for or purchase Common Stock or securities convertible or exchangeable into shares of Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g) All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(h) The Holder shall promptly mail or cause to be mailed to the Company, a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such adjustment shall become effective immediately after the record date mentioned above.

(i) If:

(i)	the Company shall declare a dividend (or any other distribution) on its Common Stock; or

(ii)	the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

(iii)	the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

(iv)	the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

(v)	the Company shall authorize the voluntary dissolution, liquidation or winding up of the affairs of the Company,

then the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

8. Payment of Exercise Price. The Holder shall pay the Exercise Price in one of the following manners:

(a) Cash Exercise. The holder may deliver immediately available funds; or

(b) Cashless Exercise.

(i) In lieu of exercising this Warrant in the manner provided above in Section 1(a), the Holder may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company, together with notice of such election, in which event the Company shall issue to such Holder a number of shares of Warrant Shares computed using the following formula:

X =	Y (A - B)
A

Where:

X =	The number of Warrant Shares to be issued to the Holder.

Y =	The number of Warrant Shares purchasable (or to be purchased) under this Warrant (at the date of such calculation).

A =	The fair market value of one Warrant Share (at the date of such calculation).

B =	The Purchase Price (as adjusted to the date of such calculation).

(ii) For purposes of this Section 1(c), the “fair market value” of a Warrant Share on the date of calculation shall mean with respect to such Warrant Share:

(A) if the exercise of this Warrant is in connection with an initial public offering of any Common Stock or equivalent equity securities of the Company (which, for the purposes of this Section 1(c)(ii), shall be deemed to include any successor entity thereto), and if the Company’s Registration Statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value of a Warrant Share shall be the initial “Price to Public” for such share of Common Stock or equivalent equity securities (expressed on a per share of Common Stock basis) specified in the final prospectus with respect to the offering;

(B) if this Warrant is exercised after, and not in connection with, the Company’s initial public offering, and if the Common Stock or equivalent equity securities of the Company are traded on a securities exchange or the Nasdaq Stock Market or actively traded over-the-counter:

(1) if the Common Stock or equivalent equity securities of the Company are traded on a securities exchange or the Nasdaq Stock Market, the fair market value per share of Common Stock or equivalent equity security shall be deemed to be the product of (x) the average of the closing prices of such Common Stock or equivalent equity securities over a thirty (30) day period ending three days before date of calculation and (y) the number of shares of Common Stock or equivalent equity securities to which each Warrant Shares relates on such date; or

(2) if the Common Stock or equivalent equity securities of the Company are actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid or sales price (whichever is applicable) of such Common Stock or equivalent equity securities over the thirty (30) day period ending three days before the date of calculation, and (y) the number of shares of Common Stock or equivalent equity securities to which each Warrant Share relates on such date; or

(C) if neither (A) nor (B) is applicable, the fair market value per Warrant Share shall be the highest price per share of Common Stock or equivalent equity security which the Company could obtain on the date of calculation from a willing buyer (not a current employee, stockholder or director) for Common Stock or equivalent equity securities sold by the Company, as determined in good faith by the Board of Directors (or committee thereof) of the Company, unless the Company is at such time subject to an acquisition as described in Section 6(b) below, in which case the fair market value per Warrant Share shall be deemed to be the value to be received by the holders of the Common Stock or equivalent equity securities for each share of Common Stock or equivalent equity security pursuant to such acquisition.

9. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. The number of full Warrant Shares which shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of this Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable on the exercise of this Warrant, the Company shall pay an amount in cash equal to the Exercise Price multiplied by such fraction.

10. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:00 p.m. (Eastern time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (Eastern time) on any date and earlier than 11:59 p.m. (Eastern time) on such date, (iii) the business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be:

If to the Company:	Reliant Pharmaceuticals, Inc.
110 Allen Road
Liberty Corner, NJ 07938
Facsimile No.: (908) 542-9406
Attn: Chief Financial Officer

With copies to:	Latham & Watkins LLP
5800 Sears Tower
Chicago, IL 60606
Facsimile No.: (312) 993-9767
Attn: Michael A. Pucker

If to a Purchaser:	At the address set forth in the Warrant Register.

11. Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon thirty days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

12. Miscellaneous.

(a) This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. This Warrant may be amended or waived only in writing signed by the Company and the Holder and their successors and assigns.

(b) Subject to Section 12(a), above, nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Warrant. This Warrant shall inure to the sole and exclusive benefit of the Company and the Holder.

(c) This Warrant and all questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

(d) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(e) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its duly authorized officer as of the date first indicated above.

RELIANT PHARMACEUTICALS, INC.

By:
Name:
Title:
AGREED TO AND ACKNOWLEDGED:

[NAME OF HOLDER]

By:
Name:
Title:

FORM OF ELECTION TO PURCHASE

(To be executed by the Holder along with a joinder to the Stockholders’ Agreement (if any) to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To Reliant Pharmaceuticals, Inc.:

The undersigned hereby irrevocably elects to purchase                      shares of common stock, $.01 par value per share, of Reliant Pharmaceuticals, Inc. (the “Common Stock”) and encloses herewith $             in cash, certified or official bank check or checks, which sum represents the aggregate Exercise Price (as defined in the Warrant) for the number of shares of Common Stock to which this Form of Election to Purchase relates, together with any applicable taxes payable by the undersigned pursuant to the Warrant.

The Exercise Price applicable to the purchase hereunder equals $            .

The Holder hereby represents and warrants to the Company that it is an accredited investor under Rule 501(a) promulgated under the Securities Act of 1933, as amended.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of

PLEASE INSERT SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER

(Please print name and address)

If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock which the undersigned is entitled to purchase in accordance with the enclosed Warrant, the undersigned requests that a New Warrant (as defined in the Warrant) evidencing the right to purchase the shares of Common Stock not issuable pursuant to the exercise evidenced hereby be issued in the name of and delivered to:

(Please print name and address)

Dated:
Name of Holder:

(Print)

(By:)
(Name:)
(Title:)
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                           the right represented by the within Warrant to purchase                      shares of Common Stock of Reliant Pharmaceuticals, Inc. to which the within Warrant relates and appoints                                      attorney to transfer said right on the books of Reliant Pharmaceuticals, Inc. with full power of substitution in the premises.

Dated: ,

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of: